Exhibit 99.1
American Commercial Lines Announces First Quarter Results
     JEFFERSONVILLE, Ind., May 6 /PRNewswire-FirstCall/ — American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL” or the “Company”) today announced results for the first quarter ended March 31, 2008. Revenues for the quarter were $270.5 million, an 18.5% increase compared with $228.2 million for the first quarter of 2007. Net income for the quarter was $2.3 million or $0.05 per diluted share, compared to a net loss of $1.1 million or $0.02 per diluted share for the first quarter of 2007. Results for the first quarter of 2008 included an after tax benefit of $1.3 million or $0.03 per diluted share related to the decision not to withdraw from a multi-employer pension plan for certain represented employees of the Company’s terminal operations. Results for the first quarter of 2007 included after tax debt retirement expenses of $13.6 million on the retirement of the Company’s 9.5% senior notes which reduced earnings per share by $0.22.
     Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the first quarter of 2008 were $23.0 million with an EBITDA margin of 8.5% compared to $35.3 million for the first quarter of 2007 with an EBITDA margin of 15.5%. The attachment to this press release reconciles net income to EBITDA.
     Michael P. Ryan, President and Chief Executive Officer, stated, “We faced many challenges during the quarter. Unfavorable operating conditions due to inclement weather drove a 70% increase in idle barge days compared to the prior year and resulted in twice as many lost production days in our shipyard.
This resulted in significant inefficiencies in our transportation business and lower than expected manufacturing output. In addition, our operating costs continued to escalate, largely driven by an almost 60% increase in fuel cost per gallon over the first quarter of 2007. Despite these factors and weaker import demand as a result of the falling U.S. dollar, we continued to see positive barge freight pricing. We achieved productivity-related improvements in our manufacturing margins during the quarter. We will continue to execute our strategy and manage the business through these challenges, while implementing strict discipline around cost control, including a reduction of SG&A expenses that will result in $3 million of annual savings.”
     Transportation Results
     The transportation segment’s revenues increased 16.3% over the prior year to $204.8 million in the first quarter. The revenue increase was driven by increases in outside towing and charter/day rate revenues combined with an overall 16.1% increase in affreightment rates, largely driven by fuel escalation, on 4.5% lower affreightment ton-miles. On average, compared to the first quarter of 2007, the fuel neutral rate on the dry freight business increased 5.1% and the liquid freight business increased 6.7%. Total volume measured in ton-miles declined in the first quarter to 10.0 billion from 10.2 billion in the same period of the prior year, a decrease of 1.9%. On average, 5.3% fewer barges operated in the first quarter of this year compared to the first quarter of last year.
     Operating income in the transportation segment decreased 68.1% or $13.6 million to $6.4 million in the quarter ended March 31, 2008 compared to the prior year. This decline was due primarily to significant increases in fuel prices and unfavorable weather-related operating conditions. The Company estimates it had approximately $9.4 million in direct and indirect unrecovered fuel price increases. High water conditions caused by abnormally high precipitation levels over the past six months along the inland waterway increased idle barge days and drove additional cost inefficiencies of approximately $4.7 million during the quarter compared to the prior year.

     Manufacturing Results
     ACL’s manufacturing business, Jeffboat, completed 89 barges during each of the first quarters of 2008 and 2007. In 2008, Jeffboat sold 79 dry hopper barges, 9 liquid tank barges and one special vessel. This was three fewer dry cargo barges, two additional liquid tank barges and one blue water vessel compared to first quarter 2007. No barges were built during the quarter for internal use by ACL in 2008 or 2007.
     Manufacturing revenues were $64.1 million in the first quarter compared to $52.1 million during the same period last year. This increase was driven by higher steel price pass-throughs and the additional liquid barge sales, despite the loss of over twice as many production days due to weather compared to last year. Manufacturing operating margin increased quarter-over-quarter from 3.8% to 5.2%, or an increase of $1.3 million to $3.3 million, primarily driven by improved labor utilization in the shipyard and the reduction in build hours per barge.
     Cash Flow and Debt
     During the first quarter, ACL spent $12.1 million on capital expenditures to support its infrastructure. The Company made a deposit of $8.5 million to purchase the remaining 70% interest in Summit Contracting on the last day of the quarter. This transaction closed on April 1, 2008. Debt increased $33.1 million during the quarter to $472.9 million.
     First Quarter 2008 Earnings Conference Call
     The company will conduct a conference call to review and discuss its first quarter financial results on May 7, 2008, at 10:00 a.m. eastern daylight time.
     The telephone numbers to access the ACL Conference Call are: Domestic (800) 591-6945 and International (617) 614-4911. The Participant Passcode is 14211655. The call may also be accessed live on the Company’s internet web site at http://www.aclines.com. For those unable to participate in the live call or webcast, the ACL Conference Call will be archived at http://www.aclines.com within three hours of the conclusion of the live call and will remain available through July 6, 2008.
     American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1.0 billion in annual revenues and approximately 3,300 employees as of December 31, 2007. For more information about American Commercial Lines Inc. generally, visit http://www.aclines.com.
     Forward-Looking Statements
     This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s and its subsidiaries’ filings with the SEC, including the Form 10-K for the year ended December 31, 2007 and the Company’s Form 10-Q for the most recent quarter. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except shares and per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2008	2007
Revenues
Transportation and Services	$206,454	$176,129
Manufacturing	64,062	52,115

Revenues	270,516	228,244

Cost of Sales
Transportation Services	181,038	140,604
Manufacturing	59,845	49,213

Cost of Sales	240,883	189,817

Gross Profit	29,633	38,427

Selling, General and Administrative Expenses	20,073	16,431

Operating Income	9,560	21,996

Other Expense (Income)
Interest Expense	6,732	3,181
Debt Retirement Expenses	—	21,749
Other, Net	(850)	(1,230)

Other Expenses	5,882	23,700

Income (Loss) from Continuing Operations before Income Taxes	3,678	(1,704)

Income Taxes (Benefit)	1,375	(638)

Income (Loss) from Continuing Operations	2,303	(1,066)

Discontinued Operations, Net of Tax	12	(46)

Net Income (Loss)	$2,315	$(1,112)

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$0.05	$(0.02)
Earnings (loss) from discontinued operations, net of tax	—	—

Basic earnings (loss) per common share	$0.05	$(0.02)

Earnings (loss) per common share — assuming dilution:
Earnings (loss) from continuing operations	$0.05	$(0.02)
Earnings (loss) from discontinued operations, net of tax	—	—

Earnings (loss) per common share — assuming dilution	$0.05	$(0.02)

Weighted Average Shares Outstanding (1):
Basic	50,078,434	61,348,811
Diluted	50,924,915	61,348,811

(1)	Gives effect to the two-for-one stock split to shareholders of record on February 6, 2007.

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except shares and per share amounts)

	March 31,	December 31,
	2008	2007 (1)
	(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$6,859	$5,021
Accounts Receivable, Net	125,371	114,921
Inventory	96,888	70,890
Deferred Tax Asset	3,010	2,582
Prepaid and Other Current Assets	42,460	26,661

Total Current Assets	274,588	220,075
Properties, Net	510,774	511,832
Investment in Equity Investees	3,436	3,456
Other Assets	25,775	25,448

Total Assets	$814,573	$760,811

LIABILITIES
Current Liabilities
Accounts Payable	$57,984	$61,130
Accrued Payroll and Fringe Benefits	15,615	15,720
Deferred Revenue	24,254	17,824
Accrued Claims and Insurance Premiums	16,957	15,647
Accrued Interest	1,859	1,688
Current Portion of Long Term Debt	750	—
Customer Deposits	11,636	5,596
Other Liabilities	31,823	32,036

Total Current Liabilities	160,878	149,641
Long Term Debt	472,850	439,760
Pension Liability	6,704	5,252
Deferred Tax Liability	30,815	26,569
Other Long Term Liabilities	14,399	14,198

Total Liabilities	685,646	635,420

STOCKHOLDERS’ EQUITY
Common stock; authorized 250,000,000 shares at $.01 par value; 63,013,825 and 62,549,666 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	630	626
Treasury Stock; 12,574,412 and 12,407,006 shares at March 31, 2008 and December 31, 2007, respectively	(312,457)	(309,517)
Other Capital	283,565	279,266
Retained Earnings	149,913	148,426
Accumulated Other Comprehensive Income	7,276	6,590

Total Stockholders’ Equity	128,927	125,391

Total Liabilities and Stockholders’ Equity	$814,573	$760,811

(1)	The Condensed Consolidated Balance Sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date, but does not included all the information and footnotes required by generally accepted accounting principles.

AMERICAN COMMERCIAL LINES INC.
NET INCOME TO EBITDA RECONCILIATION
(Dollars in thousands)
(Unaudited)

	Quarter Ended March 31,
	2008	2007
Net Income (Loss) from Continuing Operations	$2,303	$(1,066)
Discontinued Operations, Net of Income Taxes	12	(46)

Consolidated Net Income (Loss)	$2,315	$(1,112)

Adjustments from Continuing Operations:
Interest Income	(50)	(24)
Interest Expense	6,732	3,181
Debt Retirement Expenses	—	21,749
Depreciation and Amortization	12,646	12,211
Taxes	1,375	(638)
Adjustments from Discontinued Operations:
Interest Income	(19)	(54)
Depreciation and Amortization	—	—
Taxes	7	(28)

EBITDA from Continuing Operations	23,006	35,413
EBITDA from Discontinued Operations	—	(128)

Consolidated EBITDA	$23,006	$35,285

EBITDA from Continuing Operations by Segment:
Transportation Net Loss	$(1,010)	$(3,360)
Interest Income	(48)	(24)
Interest Expense	6,732	3,181
Debt Retirement Expenses	—	21,749
Depreciation and Amortization	11,907	11,631
Taxes	1,375	(638)

Transportation EBITDA	$18,956	$32,539

Manufacturing Net Income	$3,507	$2,446
Interest Income	—	—
Interest Expense	—	—
Depreciation and Amortization	654	580
Taxes	—	—

Total Manufacturing EBITDA	4,161	3,026
Intersegment Profit	(147)	(152)

External Manufacturing EBITDA	$4,014	$2,874

Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Quarter ended March 31, 2008
Total revenue	$204,937	$64,553	$1,930	$(904)	$270,516
Intersegment revenues	116	491	297	(904)	—

Revenue from external customers	204,821	64,062	1,633	—	270,516
Operating expense
Materials, supplies and other	77,427	—	—	—	77,427
Rent	6,205	—	—	—	6,205
Labor and fringe benefits	27,049	—	—	—	27,049
Fuel	54,240	—	—	—	54,240
Depreciation and amortization	11,907	—	—	—	11,907
Taxes, other than income taxes	4,144	—	—	—	4,144
Gain on disposition of equipment	(359)	—	—	—	(359)
Cost of goods sold	—	59,845	425	—	60,270

Total cost of sales	180,613	59,845	425	—	240,883
Selling, general & administrative	17,820	888	1,365	—	20,073

Total operating expenses	198,433	60,733	1,790	—	260,956

Operating income (loss)	$6,388	$3,329	$(157)	$—	$9,560

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Quarter ended March 31, 2007
Total revenue	$176,250	$52,680	$—	$(686)	$228,244
Intersegment revenues	121	565	—	(686)	—

Revenue from external customers	176,129	52,115	—	—	228,244
Operating expense
Materials, supplies and other	61,783	—	—	—	61,783
Rent	5,973	—	—	—	5,973
Labor and fringe benefits	25,097	—	—	—	25,097
Fuel	34,019	—	—	—	34,019
Depreciation and amortization	11,631	—	—	—	11,631
Taxes, other than income taxes	3,726	—	—	—	3,726
Gain on disposition of equipment	(1,625)	—	—	—	(1,625)
Cost of goods sold	—	49,213	—	—	49,213

Total cost of sales	140,604	49,213	—	—	189,817
Selling, general & administrative	15,534	897	—	—	16,431

Total operating expenses	156,138	50,110	—	—	206,248

Operating income (loss)	$19,991	$2,005	$—	$—	$21,996

AMERICAN COMMERCIAL LINES INC.
SELECTED FINANCIAL AND NONFINANCIAL DATA
(Dollars in thousands except where noted)
(Unaudited)

	Quarter Ended March 31,
	2008	2007
Consolidated EBITDA	$23,006	$35,285

Transportation Revenue and EBITDA

Revenue	$204,821	$176,129
EBITDA	18,956	32,539

Manufacturing Revenue and EBITDA (External and Internal)
Revenue	$64,553	$52,680
EBITDA	4,161	3,026

Manufacturing External Revenue and EBITDA
Revenue	$64,062	$52,115
EBITDA	4,014	2,874

Average Domestic Barges Operated
Dry	2,410	2,581
Liquid	386	372

Total	2,796	2,953

Fuel Price (Average Dollars per gallon)	$2.81	$1.77

Capital Expenditures (including software)	$12,594	$20,088
Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of the Company’s revenues before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Quarter Ended March 31, 2008 as compared with Quarter Ended March 31, 2007
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Quarter Ended March 31,			1st Quarter
	2008	2007	Variance	2008	2007
REVENUE
Transportation and Services	$206,454	$176,129	$30,325	76.3%	77.2%
Manufacturing (external and internal)	64,553	52,680	11,873	23.9%	23.1%
Intersegment manufacturing elimination	(491)	(565)	74	(0.2%)	(0.3%)

Consolidated Revenue	270,516	228,244	42,272	100.0%	100.0%

OPERATING EXPENSE
Transportation and Services	200,223	156,138	44,085
Manufacturing (external and internal)	61,077	50,523	10,554
Intersegment manufacturing elimination	(344)	(413)	69

Consolidated Operating Expense	260,956	206,248	54,708	96.5%	90.4%

OPERATING INCOME
Transportation and Services	6,231	19,991	(13,760)
Manufacturing (external and internal)	3,476	2,157	1,319
Intersegment manufacturing elimination	(147)	(152)	5

Consolidated Operating Income	9,560	21,996	(12,436)	3.5%	9.6%

Interest Expense	6,732	3,181	3,551
Debt Retirement Expenses	—	21,749	(21,749)
Other Expense (Income)	(850)	(1,230)	380

Income (Loss) Before Income Taxes	3,678	(1,704)	5,382

Income Taxes (Benefit)	1,375	(638)	2,013
Discontinued Operations	12	(46)	58

Net Income (Loss)	$2,315	$(1,112)	$3,427

Domestic Barges Operated (average of period beginning and end)	2,796	2,953	(157)

Revenue per Barge Operated (Actual)	$73,255	$59,644	$13,611